Exhibit 99-1

[STATE OF NEW YORK DEPARTMENT OF PUBLIC SERVICE LETTERHEAD]

April 29,2003

VIA TELEFAX AND REGULAR MAIL

Mr. Joseph Syta
Controller & Treasurer
Rochester Gas & Electric Corporation
89 East Avenue
Rochester, New York 14649

Dear Mr. Syta:

          We have received the April 9, 2003 petition of Rochester Gas and Electric Corporation seeking deferral of certain costs on an emergency basis and the April 22, 2003 supplement to it requesting expedited action, based upon additional rationale for the deferral. The Commission has traditionally granted deferrals for extraordinary events beyond the control of the utility which have a material effect on the company's earnings, are prudently incurred and incurred in a period in which the company is not over-earning with respect to its allowed return on equity, and were not foreseeable.

          I am advised by counsel that the situation as represented in the petition does not amount to an emergency within the meaning of section 202(6) of the State Administrative Procedure Act. Further, the additional supporting rationale provided in the April 22, 2003 letter does not change this decision relating to emergency action under SAPA. I have consulted with the Chairman, and the matter will not be considered by the Commission without the normal notice and comment procedure required by state law. We will notice the petition in the State Register and commence the process of considering the substantive relief you request.

          The Commission may well grant your request, in whole or in part, with respect to the costs incurred related to the ice storm mentioned in the petition, so long as it determines that the company acted reasonably. For example, you may recall that the company's prudent 1991 ice storm costs were deferred and recovered from customers.

          Additionally, again using the above criteria, the Commission has authorized deferral and recovery of prudently incurred replacement power costs from customers in the past. I expect that the Commission will review the impact that the net prudent costs of the refueling outage, including any offsets, would have on the company's 2003 earnings. Although the costs and benefits of operating power plants are included in the company's revenue requirement, all of the costs of replacement power resulting from an outage are not.

          I expect that Staff will continue to review the company's petition, request information necessary to develop a basis for the Commission to make a decision on the merits of the requests and monitor the company's financial condition to determine if any financial emergency develops. If such facts are later determined and such an emergency situation comes about, the Commission is free to act upon this petition as an emergency to safeguard the health and safety of the public.

Sincerely,

/s/Janet Hand Deixler
Janet Hand Deixler
Secretary